Exhibit 3.1
BYLAWS OF TRUIST FINANCIAL CORPORATION

As Amended and Restated, Effective October 25, 2022

ARTICLE I

Offices

1. Principal Office: The principal office of the corporation shall be located at 214 N. Tryon Street, Charlotte, North Carolina, or at such other place as the Board of Directors may fix from time to time.

2. Registered Office: The corporation shall maintain a registered office or registered offices at such place or places as may be required by applicable law.

3. Other Offices: The corporation may have offices at such other places as the Board of Directors may from time to time determine, or as the affairs of the corporation may require.

ARTICLE II

Meetings of Shareholders

1. Place of Meetings: All meetings of shareholders shall be held at the principal office of the corporation, or at such other place, either within or without the State of North Carolina, as shall in each case be fixed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors and designated in the notice of the meeting. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors may also determine that a meeting of shareholders will in addition to or instead of being held at a place be held solely by means of remote communication in the manner and to the extent permitted by the North Carolina Business Corporation Act.

2. Annual Meetings: The annual meeting of shareholders shall be held on such date and at such time as may be designated by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors for the purpose of the election of directors and for the transaction of such other business as may properly come before the meeting.

3. Substitute Annual Meeting: If the annual meeting shall not be held on the day designated by these bylaws, a substitute annual meeting may be called in accordance with the provisions of this Article relating to special meetings. A meeting so called shall be designated and treated for all purposes as the annual meeting.

4. Special Meetings:

(a) Special meetings of the shareholders (i) may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors of the corporation and (ii) shall be called by the Chairman of the Board or the Secretary upon the written request of one or more shareholders (each, a “Requesting Shareholder”), who own, or who is acting on behalf of one or more beneficial owners who own (as defined below), as of the date of the Special Meeting Request (as defined below), shares representing at least 20% (the “Requisite Percent”) of the voting power entitled to vote on the matter or matters to be brought before the proposed special meeting, provided that a special meeting called at the request of one or more shareholders (a “Shareholder Requested Special Meeting”) shall be called by the Chairman of the Board or the Secretary only if the shareholder(s) requesting such meeting provide the information regarding such shareholder(s) (and regarding the persons from whom such shareholders are acting, as applicable) and the proposed special meeting and comply with such procedures set forth in Article II, Section 4(b) of these bylaws.

For the purposes of this Article II, Section 4, a person shall be deemed to “own” or have “ownership” of shares of voting securities of the corporation if such person shall be deemed to “own” or have “ownership” of such shares under Article II, Section 14(f) of these bylaws.

(b) In order for a Shareholder Requested Special Meeting to be called by the Chairman of the Board or the Secretary of the Corporation, one or more written requests for a special meeting (individually or collectively, a “Special Meeting Request”) signed and dated by the shareholders of record that own, or who are acting on behalf of persons who own, the Requisite Percent of voting stock of the corporation (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the corporation and must be accompanied by a notice setting forth the information required by Article II, Section 10(b) of these bylaws (if the special meeting is called for the election of one or more directors) or Article II, Section 10(a) of these bylaws (if the special meeting is called for the consideration of any other matter). Requesting Shareholders who collectively hold at least the Requisite Percentage on the date the Special Meeting Request is submitted to the Secretary must (i) continue to hold at least the number of shares of stock set forth in the Special Meeting Request with respect to each such Requesting Shareholder through the date of the special meeting and (ii) submit a written certification (the “Ownership Certification”) confirming the continuation of such holdings as of a date that is not more than ten business days prior to the date of the special meeting.

(c) A special meeting called pursuant to Article II, Section 4(a) shall be held at such place, within or without the State of North Carolina, and on and at such day and hour or hour as may be fixed by the Board; provided, however, that the date of any Shareholder Requested Special Meeting called pursuant to Article II, Section 4(a) shall not be more than 90 days after a Special Meeting Request that satisfies the requirements of Article II, Section 4(b) is received by the Secretary. The day, place and hour of such special meeting shall be set forth in the notice of special meeting. If more than one valid Special Meeting Request is received by the Secretary within a 90-day period, all items of business contained in such Special Meeting Requests may be presented at one special meeting.

(d) Notwithstanding the provisions of Article II, Sections 4(a) and 4(b), a Shareholder Requested Special Meeting shall not be held if:

(i) the Special Meeting Request does not comply with Article II, Sections 4(a) and 4(b);

(ii) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law;

(iii) the Special Meeting Request is received by the corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the date of the next annual meeting;

(iv) an annual or special meeting of shareholders that included a substantially similar item of business (“Similar Business”) (as determined in good faith by the Board) was held not more than 120 days before the Special Meeting Request was received by the Secretary;

provided, however, that this clause (iv) does not apply if a material corporate event relating to the item of business has occurred since the date of such prior annual or special meeting;

(v) two or more special meetings of shareholders called pursuant to the request of shareholders have been held within the 12-month period before the Special Meeting Request was received by the Secretary;

(vi) the Board has called or calls for an annual or special meeting of shareholders to be held within 120 days after the Special Meeting Request is received by the Secretary, and the Board determines in good faith that the business to be conducted at such meeting includes the Similar Business; or

(vii) such Special Meeting Request was made in a manner that involved a violation of the proxy rules of the Securities and Exchange Commission or other applicable law.

For purposes of this Article II, Section 4(d), the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

(e) Any Requesting Shareholder may revoke such shareholder’s participation in a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following any such revocation, there are outstanding unrevoked requests from shareholders holding less than the Requisite Percentage, the Board may, in its discretion, cancel the special meeting. If none of the Requesting Shareholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the Special Meeting Request, or, if the Ownership Certification does not confirm that the Requesting Shareholders continue to hold the Requisite Percentage, the corporation need not present such business for a vote at such special meeting.

(f) Business conducted at a Shareholder Requested Special Meeting pursuant to this Article II, Section 4 shall be limited to the matters described in the applicable Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the shareholders at any such special meeting requested by shareholders.

5. Notice of Meetings:

(a) Written, printed or electronically transmitted notice of a meeting stating the date, time and place of the meeting shall be delivered to each shareholder of record entitled to vote at the meeting not fewer than 10 nor more than 60 days before the date thereof, by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Secretary or the Board of Directors.

(b) In case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted at the meeting, unless a description of the matter is required by the provisions of applicable law. In the case of a special meeting, the notice of meeting shall specifically state the purpose or purposes for which the meeting is called.

(c) When a meeting is adjourned for 120 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. When a meeting is adjourned for less than 120 days in any one adjournment, it is not necessary to give any notice of the date, time and place of the adjourned meeting other than by announcement at the meeting at which the adjournment is taken.

6. Voting Groups: All shares of one or more classes or series that under the articles of incorporation or the North Carolina Business Corporation Act are entitled to vote and be counted together collectively on a matter at a meeting of shareholders constitute a voting group. All shares entitled by the articles of incorporation or the North Carolina Business Corporation Act to vote generally on a matter are for that purpose a single voting group. Classes or series of shares shall not be entitled to vote separately by voting group unless authorized pursuant to the articles of incorporation or specifically required by applicable law.

7. Quorum: Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of that voting group exists with respect to that matter. Unless otherwise required by the North Carolina Business Corporation Act, the articles of incorporation or a bylaw adopted by the shareholders, a majority of the votes entitled to be cast on a matter by the voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. If there is no quorum at the opening of a meeting of shareholders, such meeting may be adjourned from time to time by the vote of a majority of the votes cast on the motion to adjourn; and at any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The shareholders at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

8. Voting of Shares:

(a) Subject to any restrictions imposed pursuant to the articles of incorporation or applicable law, each outstanding share having voting rights, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

(b) If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by the North Carolina Business Corporation Act or by the articles of incorporation or a bylaw adopted by the shareholders. Voting on all matters properly presented at a meeting shall be by voice vote, unless the chairman of the meeting determines otherwise.

9. Proxies: Shares may be voted either in person or by one or more proxies authorized by a written appointment of proxy signed by the shareholder or his, her or its duly authorized attorney-in-fact. In addition, (i) an appointment in the form of an electronic record that bears the shareholder’s electronic signature and that may be directly reproduced in paper form by an automated process shall be deemed a valid appointment form, and (ii) the corporation may permit a shareholder to appoint one or more proxies by any kind of telephonic transmission, even if not accompanied by written communication, under circumstances or together with information from which the corporation can reasonably assume that the appointment was made or authorized by the shareholder. An appointment of proxy is valid for 11 months from the date of its execution, unless a different period is expressly provided in the appointment form.

10. Notice of Shareholder Proposals and Nominees for Election as Directors:

(a) No business shall be transacted at a meeting of shareholders, except such business as shall be (i) specified in the notice of meeting given as provided in Section 5 of this Article II; (ii) presented by or at the direction of the Board of Directors; or (iii) otherwise brought before the meeting by a shareholder of record entitled to vote at the meeting in compliance with the procedures set forth in this Section 10.

In addition to the requirements of any applicable law with respect to any proposal presented by a shareholder for action at a meeting of the shareholders of the corporation (including the requirements of the Securities and Exchange Commission relating to shareholder proposals and director nominees) and subject to the provisions of Section 10(b) of this Article II regarding nominees for election as directors and to the North Carolina Business Corporation Act, as in effect from time to time, any shareholder desiring to introduce any business before any meeting of the shareholders of the corporation or to nominate a candidate for election as a director of the corporation shall be required to deliver to the Secretary written notice thereof, containing the information specified in Section 10 of this Article II, not later than (i) in the case of an annual meeting, at least 120 days but no more than 150 days in advance of the first anniversary of the notice date of the corporation’s proxy statement for the preceding year’s annual meeting; (ii) in the case of a special meeting, at least 120 days but no more than 150 days in advance of the meeting date of the special meeting; provided, however, if the first public announcement of the date of the special meeting is less than 150 days prior to the date of the special meeting, notice by the shareholder shall not be later than the tenth day following the first public notice of the date for such special meeting; provided, further, if the special meeting is called for purposes not including the election of directors, notice by a shareholder may relate solely to items of business and not to nomination of any candidates for election as a director. Notwithstanding the notice period specified above, in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the preceding year’s annual meeting, notice by a shareholder must be delivered no earlier than the 150th day prior to such annual meeting and no later than the later of the 120th day prior to such annual meeting; provided, however, if the first public announcement date of such annual meeting is less than 150 days prior to the date of such annual meeting, notice by the shareholder shall not be later than the tenth day following the public notice date for such annual meeting.

Any notice required by this Article II, Section 10 is in addition to any notice required by applicable law and nothing in this Section 10(a) shall reduce or otherwise be deemed to affect the notice period required under any applicable law. Except to the extent otherwise required by law, the adjournment or postponement of a meeting of shareholders, or the public announcement thereof, shall not commence a new time period for the giving of a shareholder’s notice as described above.

The written notice required herein shall, as to each matter the shareholder proposes to bring before the meeting, contain the following information (in addition to any information required by applicable law): (i) the name and address of the shareholder of record who intends to present the proposal and of all beneficial owners, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the corporation beneficially owned by the shareholder of record and such beneficial owners and the nature of such ownership; (iii) a description of the business proposed to be introduced to the meeting of shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owners may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal. For purposes of this Article II, Section 10, “beneficial ownership” or “beneficially own” shall mean the power, directly or indirectly, through any contract, understanding or other arrangement, to exercise voting or investment discretion with respect to shares of any class of capital stock, including, but not limited to, through any derivative position, hedge, swap, securities lending arrangement or other transaction or arrangement relating to any class of capital stock.

(b) Subject to applicable law, nominations of persons for election to the Board of Directors may be made for consideration at an annual meeting of shareholders or any special meeting held for the election of directors (and not any other special meeting): (i) by or at the direction of the Board of Directors (or a properly authorized committee of the Board); or (ii) by any shareholder who is a shareholder of record at the time of giving of notice provided for in Article II, Section 10(a), who shall be entitled to vote for the election of directors at the meeting and who complies with the notice, information requirements and procedures set forth in this Section 10.

Any shareholder desiring to nominate a person for election as a director of the corporation shall deliver to the Secretary a written notice at such time as set forth in Section 10(a) of this Article II containing (i) the information set forth in Section 10(a) of this Article II; (ii) the nominee’s full name and residential address; (iii) the nominee’s age; (iv) the nominee’s principal occupation(s) during the past five years; (v) the nominee’s previous and/or current memberships on all public company boards of directors; (vi) the number and types of securities of the corporation beneficially owned, if any, by the nominee; (vii) any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of the corporation; (viii) any bankruptcy filings of the nominee or any affiliate of the nominee; (ix) any criminal convictions of the nominee or any affiliate of the nominee; (x) any civil actions or actions by the Securities and Exchange Commission or other regulatory agency against the nominee or an affiliate of the nominee whereby they were found to have violated any Federal or State securities law; and (xi) a signed statement by the nominee consenting to serve as a director if elected.

Within 10 days of a request by the corporation, a shareholder nominating a candidate for election as a director of the corporation must also deliver to the corporation any additional information reasonably requested by the corporation concerning the shareholder or the nominee for election as a director of the corporation as would be required, pursuant to applicable law, to be disclosed in the proxy materials concerning all persons nominated (by the corporation or otherwise) for election as a director of the corporation, whether or not the nominee is to be included in the corporation’s proxy statement. The corporation may also require, within 10 days of a request by the corporation, any proposed nominee to furnish such other information as may be reasonably required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation or a member of any committee of the Board of Directors, or that could be material to a reasonable shareholder’s understanding of the qualifications or independence, or lack thereof, of such nominee. Within 10 days of a request by the corporation, a nominee shall execute an acknowledgment, in a form reasonably acceptable to the corporation, that the nominee will abide by the corporation’s Corporate Governance Guidelines, Code of Ethics for Directors, Related Person Transactions Policy and Procedures, risk management policies and such other policies and procedures as may be adopted or amended from time-to-time by the corporation and that are otherwise generally applicable to directors.

(c) Subject to applicable law, this Section 10 shall be the exclusive means for a shareholder to nominate director candidates and only persons who are nominated in accordance with the provisions set forth in these bylaws shall be eligible to be elected as directors at a meeting of shareholders.

(d) Failure of any shareholder to provide the notice, information or acknowledgements required by this Section 10 in a timely and proper manner shall authorize the corporation or the presiding officer at the meeting of shareholders before which such business is proposed to be introduced, or at which such nominee is proposed to be considered for election as a director, to rule such proposal or nomination out of order and not proper to be introduced or considered.

11. Conduct of Meetings:

(a) Unless determined otherwise by the Board of Directors, the Chief Executive Officer of the corporation shall act as chairman at all meetings of shareholders and the Secretary or an Assistant Secretary of the corporation shall act as secretary at all meetings of shareholders.

(b) The Board of Directors of the corporation may, to the extent not prohibited by applicable law, establish such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting.

Such rules, regulations and procedures, whether adopted by the Board or the chairman of the meeting, may, to the extent not prohibited by applicable law, include, without limitation, the following: (i) establishment of an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) rules and procedures for dismissal of business not properly submitted (including but in no way limited to matters described in Section 10 of this Article), (iv) limitations on attendance at or participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, (v) restrictions on entry to the meeting after the time fixed for the commencement thereof, (vi) limitations on the time allotted for questions or comments by participants and (vii) regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

12. Inspector of Elections: The Board of Directors may appoint one or more voting inspectors to act at any meeting of shareholders or any adjournment thereof. If the Board does not make such appointment, or if their appointees or any of them fail to appear or act at the meeting of shareholders, the chairman of the meeting may appoint such inspector or inspectors to act at the meeting.

13. Attendance by Electronic Means: If and to the extent authorized by the Board, a shareholder or the shareholder’s proxy not physically present at a shareholders meeting may attend the meeting by electronic or other means of remote communication that allows the shareholder or proxy (i) to read or to hear the meeting proceedings substantially concurrently as the proceedings occur, (ii) to be read or to be heard substantially concurrently as the shareholder or proxy communicates, and (iii) to vote on matters to which the shareholders or proxy is entitled to vote.

14. Proxy Access.

(a) Subject to the terms and conditions set forth in these bylaws, the corporation shall include in its proxy statement and form of proxy (hereinafter, the “proxy materials”) for an annual meeting of shareholders, in addition to the persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by one or more shareholders that satisfies the notice, ownership and other requirements of this Article II, Section 14 and Article II, Section 10 (such person or group, the “Eligible Shareholder”).

(b) To include a Shareholder Nominee in the corporation’s proxy materials, the Eligible Shareholder must provide a notice that expressly elects to have its Shareholder Nominee included in the corporation’s proxy materials pursuant to this Article II, Section 14 (the “Notice of Proxy Access Nomination”). To be timely, a Notice of Proxy Access Nomination must be delivered to, or mailed and received by, the Secretary of the corporation at the principal executive offices of the corporation not earlier than the 150th calendar day and no later than the close of business on the 120th calendar day prior to the anniversary of the date the corporation commenced mailing of its proxy materials in connection with the most recent annual meeting of shareholders (the last day on which a Notice of Proxy Access Nomination may be delivered, the “Final Proxy Access Nomination Date”), provided that in the event that the date of such annual meeting is more than 30 calendar days before or 60 calendar days after its anniversary date, the Notice of Proxy Access Nomination must be so delivered no earlier than the 150th day prior to such annual meeting and no later than the 120th calendar day prior to such annual meeting; provided, however, if the first public announcement date of such annual meeting is less than 150 days prior to the date of such annual meeting, the Notice of Proxy Access Nomination must be delivered not later than the tenth calendar day following the public notice date for such annual meeting. In addition to other requirements set forth in this Article II, Section 14, the Notice of Proxy Access Nomination must include the name and address of the Eligible Shareholder (including each shareholder and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Shareholder).

(c) For purposes of this Article II, Section 14, the “Required Information” that the corporation will include in its proxy materials is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that the corporation determines is required to be disclosed in the corporation’s proxy materials by the regulations promulgated under the Securities Exchange Act of 1934; and (ii) if the Eligible Shareholder so elects, a Statement (defined below). Nothing in this Article II, Section 14 shall limit the corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Shareholder Nominee.

(d) The maximum number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Article II, Section 14 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Director nominees) appearing in the corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) two or (ii) 25% of the number of directors in office as of the Final Proxy Access Nomination Date, or if such number is not a whole number, the closest whole number below 25% (the “Permitted Number”); provided, however, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of shareholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Article II, Section 14 exceeds the Permitted Number, each Eligible Shareholder will select one Shareholder Nominee for inclusion in the corporation’s proxy materials until the Permitted Number is reached, with preference provided based on the number (largest to smallest) of shares owned by each Eligible Shareholder pursuant to this Article II, Section 14. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e) An Eligible Shareholder is one or more shareholders who owns and has owned, or are acting on behalf of one or more beneficial owners who own and have owned (as defined below), for at least three years as of date the Notice of Proxy Access Nomination is received by the corporation, shares representing at least 3% of the voting power entitled to vote generally in the election of directors (the “Required Shares”), and who continue to own the Required Shares at all times between the date the Notice of Proxy Access Nomination is received by the corporation and the date of the applicable annual meeting of shareholders, provided that the aggregate number of shareholders, and, if and to the extent that a shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirement shall not exceed twenty. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (such funds together under each of (i), (ii) or (iii) comprising a “Qualifying Fund”), shall be treated as one shareholder for the purpose of determining the aggregate number of shareholders in this subsection (e), and treated as one person for the purpose of determining ownership in subsection (f), provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Article II, Section 14. No shareholder or beneficial holder may be a member of more than one group constituting an Eligible Shareholder under this Article II, Section 14.

(f) For purposes of calculating the Required Shares, “ownership” shall be deemed to consist of and include only the outstanding shares as to which a person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the ownership of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) that a person has sold in any transaction that has not been settled or closed, (B) that a person has borrowed or purchased pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by a person, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such person’s shares. “Ownership” shall include shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares, provided that this provision shall not alter the obligations of any shareholder to provide the Notice of Proxy Access Nomination. Ownership of shares shall be deemed to continue during any period in which shares have been loaned if the person claiming ownership may terminate the shares lending or recall the loaned shares within five business days and during any period in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition. The determination of the extent of “ownership” of shares for purposes of this Article II, Section 14 shall be made in good faith by the Board of Directors, which determination shall be conclusive and binding on the corporation and the shareholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. An Eligible Shareholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Article II, Section 14.

(g) No later than the Final Proxy Access Nomination Date, an Eligible Shareholder (including each shareholder, fund comprising a Qualifying Fund and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Shareholder) must provide the following information in writing to the Secretary of the corporation: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of the date the Notice of Proxy Access Nomination is sent to by the corporation, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide (A) within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date, and (B) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of shareholders; (ii) the written consent of each Shareholder Nominee to being named in the corporation’s proxy materials as a nominee and to serving as a director if elected; and (iii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Securities Exchange Act of 1934. In addition, no later than the Final Proxy Access Nomination Date, an Eligible Shareholder (including each shareholder, fund comprising a Qualifying Fund and/or beneficial owner whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder) must provide to the Secretary of the corporation a signed and written agreement of the Eligible Shareholder setting forth: (i) a representation that the Eligible Shareholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent, (B) intends to maintain qualifying ownership of the Required Shares through the date of the applicable annual meeting of shareholders, (C) has not nominated and will not nominate for election to the Board of Directors at the applicable annual meeting of shareholders any person other than its Shareholder Nominee, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934 in support of the election of any individual as a director at the applicable annual meeting of shareholders other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (E) will not distribute to any shareholder any form of proxy for the applicable annual meeting of shareholders other than the form distributed by the corporation, and (F) will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise will comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Article II, Section 14; (ii) a statement as to the Eligible Shareholder’s intentions with respect to maintaining qualifying ownership of the Required Shares for at least one year following the applicable annual meeting of shareholders; (iii) in the case of a nomination by a group of shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and (iv) an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation, (B) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Shareholder in connection with its efforts to elect the Shareholder Nominee pursuant to this Article II, Section 14, and (C) file with the Securities and Exchange Commission any solicitation or other communication with the corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Securities Exchange Act of 1934 or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Securities Exchange Act of 1934. In addition, no later than the Final Proxy Access Nomination Date, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the Secretary of the corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds comprising the Qualifying Fund are either (i) under common management and investment control (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(h) The Eligible Shareholder may provide to the Secretary, at the time the information required by this Article II, Section 14 is provided, a written statement for inclusion in the corporation’s proxy materials for the applicable annual meeting of shareholders, not to exceed 500 words, in support of the Eligible Shareholder’s Shareholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Article II, Section 14, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(i) At the request of the corporation, each Shareholder Nominee must: (i) provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, that (A) the Shareholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the corporation’s Corporate Governance Guidelines and Code of Ethics and any other corporation policies and guidelines applicable to directors, and (B) that the Shareholder Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the corporation, or any agreement, arrangement or understanding with any person or entity as to how the Shareholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the corporation; (ii) submit all completed and signed questionnaires required of the corporation’s Board of Directors within five business days of receipt of each such questionnaire from the corporation; and (iii) provide within five business days of the corporation’s request such additional information as the corporation determines may be necessary to permit the Board of Directors to determine (A) if such Shareholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation’s directors, (B) if such Shareholder Nominee has any direct or indirect relationship with the corporation other than those relationships that have been deemed categorically immaterial pursuant to the corporation’s Corporate Governance Guidelines, and (C) if such Shareholder Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission. In the event that any information or communications provided by the Eligible Shareholder or the Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(j) Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but withdraws from or becomes ineligible or unavailable for election at that annual meeting will be ineligible to be a Shareholder Nominee pursuant to this Article II, Section 14 for the next two annual meetings of shareholders. Any Shareholder Nominee who is included in the corporation’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Article II, Section 14 or any other provision of the corporation’s Bylaws, Certificate of Incorporation, Corporate Governance Guidelines or other applicable regulation at any time before the applicable annual meeting of shareholders, will not be eligible for election at the relevant annual meeting of shareholders and may not be substituted by the Eligible Shareholder that nominated such Shareholder Nominee. Any Eligible Shareholder (including each shareholder, fund comprising a Qualifying Fund and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Shareholder) whose Shareholder Nominee is elected as a director at the annual meeting of shareholders will not be eligible to nominate or participate in the nomination of a Shareholder Nominee for the following two annual meetings of shareholders other than the nomination of such previously elected Shareholder Nominee.

(k) The corporation shall not be required to include, pursuant to this Article II, Section 14, a Shareholder Nominee in its proxy materials for any meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the corporation: (i) if the Shareholder Nominee or the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934 in support of the election of any individual as a director at the applicable annual meeting of shareholders other than its Shareholder Nominee(s) or a nominee of the Board of Directors; (ii) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934 in support of the election of any individual as a director at the applicable annual meeting of shareholders other than a nominee of the Board of Directors; (iii) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the Securities and Exchange Commission, the Federal Reserve Board and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the corporation’s directors, in each case as determined by the Board of Directors; (iv) who does not meet the audit committee independence requirements under the rules of any stock exchange on which the corporation’s securities are traded, is not a “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule), is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), is not independent for the purposes of the requirements under the FDIC Improvement Act related to designation as an “outside director,” and is not a U.S. citizen; (v) whose election as a member of the Board of Directors would cause the corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. securities exchanges upon which the common stock of the corporation is listed, or any applicable state or federal law, rule or regulation; (vi) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914; (vii) whose election as a member of the Board of Directors would cause the corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Federal Reserve Board; (viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; (ix) if such Shareholder Nominee or the applicable Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) shall have provided information to the corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors or any committee thereof; (x) the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) does not appear at the applicable annual meeting of shareholders to present the Shareholder Nominee for election; (xi) the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) or applicable Shareholder Nominee otherwise breaches or fails to comply with its representations or obligations pursuant to these Bylaws, including, without limitation, this Article II, Section 14; or (xii) the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting. For the purpose of this paragraph, clauses (iii) through (xii) will result in the exclusion from the proxy materials pursuant to this Article II, Section 14 of the specific Shareholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of the Shareholder Nominee; however, clauses (i) and (ii) will result in the exclusion from the proxy materials pursuant to this Article II, Section 14 of all Shareholder Nominees from the applicable annual meeting of shareholders, or, if the proxy statement already has been filed, the ineligibility of all Shareholder Nominees.

(l) Any Shareholder Nominee who is included in the corporation’s proxy materials for an annual meeting of shareholders pursuant to this Article II, Section 14 shall tender an irrevocable resignation in advance of the annual meeting, provided that such resignation shall expire upon the certification of the voting results of that annual meeting of shareholders. Such resignation shall become effective upon a determination by the Board of Directors or any committee thereof that (i) the information provided pursuant to this Article II, Section 14 to the corporation by such individual or by the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) who nominated such individual was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) such individual, or the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) who nominated such individual, shall have breached or failed to comply with its agreements, representations undertakings and/or obligations pursuant to these Bylaws, including, without limitation, this Article II, Section 14.

ARTICLE III

Directors

1. General Powers: All corporate powers shall be exercised by or under the authority of, and the business, affairs and operations of the corporation shall be managed under the direction of, the Board of Directors, except as otherwise provided by applicable law or in the articles of incorporation.

2. Number, Term and Qualification: The Board shall consist of not less than three nor more than twenty-five members and the number of members shall be fixed and determined from time to time by a resolution of the majority of the full board or by resolution of the shareholders at any meeting thereof. Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting next following the director’s election as a director. Each director shall hold office until his death, resignation, retirement, removal, disqualification, or his successor is elected and qualified.

3. Election of Directors: Directors shall be elected as provided in Article V of the articles of incorporation.

4. Removal: Directors may be removed from office only for cause and only by a vote of shareholders holding a majority of the shares entitled to vote at an election of directors. However, unless the entire board is removed, an individual director may not be removed when the number of shares voting against the proposal for removal would be sufficient to elect a director if such shares could be voted cumulatively at an annual election. If any or all directors are so removed, new directors may be elected at the same meeting.

5. Vacancies: A vacancy occurring in the Board of Directors, including a vacancy not filled by the shareholders and a vacancy created by an increase in the number of directors, may be filled by a majority of the remaining directors provided, however, that a majority of the full Board of Directors may not increase the number of directors to a number which: (i) exceeds by more than two the number of directors last fixed by shareholders where such number was fifteen or less, and (ii) to a number which exceeds by more than four the number of directors last fixed by shareholders where such number was sixteen or more.

6. Compensation: The Board of Directors may compensate directors for their services as such and may provide for the payment of expenses incurred by the directors in connection with such services.

7. Qualifying Shares: Throughout the full term of his or her service, each non-employee director shall maintain ownership of shares of the corporation’s Common Stock with a market value approximately equal to five times the average annual cash retainer paid by the corporation for such director’s services. All shares held or controlled by the director will be considered in determining compliance with the ownership requirement, including, but not limited to, direct holdings, shares in nonqualified individual account plans sponsored by the corporation, and unvested, but not forfeited, restricted stock units or restricted shares (but not stock options) granted by the corporation. All non-employee directors will be expected to meet this ownership requirement by the later of (i) five years following the adoption of these guidelines or the initial election of the director, or (ii) such period of time as it may take for the director to reach the ownership requirement threshold by continuously holding those shares or restricted stock units granted by the corporation pursuant to its director equity compensation arrangements.

8. Director Retirement: A director, upon reaching age seventy-five, shall retire as a director effective as of the end of that calendar year without any further action by the shareholders or the Board of Directors.

9. Chairman of the Board: There shall be a Chairman of the Board of Directors elected by the directors from their members. The Chairman may also be the Chief Executive Officer of the corporation. The Chairman shall preside at all meetings of the Board of Directors and shall perform such other duties as may be incident to the office of Chairman or as may be directed by the Board.

10. Executive Committee: The Board of Directors shall maintain an Executive Committee composed of not less than three members of the Board, each of whom shall be elected by a majority of the Board. The Executive Committee shall have such powers and duties as may be stated in its charter or prescribed from time to time by the Board, subject to any restrictions imposed by applicable law. Without limiting the foregoing, to the extent permitted by applicable law and authorized by the Board, the Executive Committee shall have and may exercise, during the intervals between the meetings of the Board, all the powers and authority of the Board in the management of the business, affairs and operations of the corporation.

11. Audit Committee: The Board of Directors shall maintain an Audit Committee composed of not less than three independent members of the Board, each of whom shall be elected by a majority of the Board. The Audit Committee shall have such powers and duties as may be stated in its charter or prescribed from time to time by the Board, subject to any restrictions imposed by applicable law.

12. Other Committees: The Board of Directors may establish a Compensation Committee, a Nominating and Corporate Governance Committee, a Risk Committee and such other committees of the Board as the Board shall determine. Each committee shall be composed of not less than three members of the Board, each of whom shall be elected by a majority of the Board. Each such committee shall have such powers and duties as may be stated in such committee’s charter or prescribed from time to time by the Board, subject to any restrictions imposed by applicable law.

13. General Committee Matters: Each committee member serves at the pleasure of the Board of Directors. The provisions in these bylaws governing meetings, action without meetings, notice, waiver of notice, quorum and voting requirements of the Board apply to committees of the Board established under this Article.

14. CEO and Chairman Position and Succession; Board Composition; Headquarters.

(a) The Board of Directors has resolved that, effective as of the Effective Time (for all purposes of this Section 14, as defined in the Agreement and Plan of Merger, dated as of February 7, 2019, as amended June 14, 2019, by and between the corporation and SunTrust Banks, Inc. (“SunTrust”), as the same may be amended from time to time (the “Merger Agreement”)), Mr. Kelly S. King shall continue to serve as Chairman of the Board of Directors and Chief Executive Officer of the corporation and of the corporation’s wholly owned subsidiary, Truist Bank (“Truist Bank”) and Mr. William H. Rogers, Jr. shall become the President and Chief Operating Officer of the corporation and of Truist Bank. The Board of Directors has further resolved that (i) Mr. Rogers shall be the successor to Mr. King as the Chief Executive Officer of the corporation and of Truist Bank, with such succession to become effective on September 12, 2021 or any such earlier date as of which Mr. King ceases for any reason to serve in the position of Chief Executive Officer of the corporation or of Truist Bank, as applicable, (the date of such corporation succession, the “CEO Succession Date”); (ii) subject to Mr. King’s death, resignation or disqualification, from the CEO Succession Date through March 12, 2022, Mr. King shall serve as Executive Chairman of the corporation and Truist Bank; (iii) Mr. Rogers shall be the successor to Mr. King as the Chairman of the Board of Directors of the corporation and of Truist Bank, with such succession to become effective on March 12, 2022, or any such earlier date as of which Mr. King ceases for any reason to serve in the position of Chairman of the Board of Directors of the corporation or of Truist Bank, as applicable (the date of such corporation succession, the “Chairman Succession Date”); and (iv) subject to Mr. King’s death, resignation or disqualification, from the Chairman Succession Date until September 12, 2022, Mr. King shall serve as a consultant to the corporation and to Truist Bank. The corporation may enter into or amend appropriate agreements or arrangements with Mr. King and Mr. Rogers in connection with the subject matter of this Article III, Section 14(a) (any such agreement or arrangement, as may be amended, supplemented or modified from time to time, an “Employment Agreement”).

(b) (i) Prior to the date that is the third (3rd) anniversary of the Effective Time (such date, the “Expiration Date”), the removal of Mr. Rogers from, or the failure to appoint or re-elect Mr. Rogers to, any of the positions specifically provided for in this Article III, Section 14 and in any Employment Agreement with Mr. Rogers, other than the positions of Chairman of the Board of Directors of the corporation or Truist Bank, at the times specifically provided for in this Article III, Section 14 or in any Employment Agreement with Mr. Rogers, (ii) prior to the Expiration Date, the removal of Mr. King from, or the failure to appoint or re-elect Mr. King to, any of the positions specifically provided for in this Article III, Section 14 and in any Employment Agreement with Mr. King at the times specifically provided for in this Article III, Section 14 or in any Employment Agreement with Mr. King, (iii) prior to the Expiration Date, any determination not to nominate Mr. Rogers as a director of the corporation or Truist Bank or (iv) any determination not to nominate Mr. King as a director of the corporation or Truist Bank for each term of service of directors beginning at any time prior to December 31, 2023, shall each require the affirmative vote of at least 75% of the full Board of Directors.

(c) Effective as of the Effective Time, the Board of Directors of the corporation and the Board of Directors of Truist Bank shall be comprised of eleven (11) Continuing SunTrust Directors, including the Chief Executive Officer of SunTrust as of immediately prior to the Effective Time, and eleven (11) Continuing BB&T Directors, including the Chief Executive Officer of the Corporation as of immediately prior to the Effective time. From and after the

Effective Time through the Expiration Date: (i) the number of directors that comprises the full Board of Directors of the corporation and the full Board of Directors of Truist Bank shall each be twenty-two (22) or such other number of directors as determined from time to time in accordance with Article III, Section 2 of these bylaws or Article III, Section 2 of the bylaws of Truist Bank; and (ii) no vacancy on the Board of Directors of the corporation or Truist Bank created by the cessation of service of a director shall be filled by the applicable Board of Directors and the applicable Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the corporation or Truist Bank, as applicable, (y) in the case of a vacancy created by the cessation of service of a Continuing SunTrust Director, not less than a majority of the Continuing SunTrust Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing BB&T Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (z) in the case of a vacancy created by the cessation of service of a Continuing BB&T Director, not less than a majority of the Continuing BB&T Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing SunTrust Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the corporation’s securities are listed). For purposes of this Article III, Section 14, the terms “Continuing SunTrust Directors” and “Continuing BB&T Directors” shall mean, respectively, the directors of the corporation and SunTrust who were selected to be directors of the corporation and Truist Bank by SunTrust or the corporation, as the case may be, as of the Effective Time, pursuant to Section 6.12(a) of the Merger Agreement, and any directors of the corporation or Truist Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Continuing SunTrust Director or a Continuing BB&T Director, as applicable, pursuant to this Article III, Section 14(c).

(d) The Board of Directors has resolved that, effective as of the Effective Time and until the Chairman Succession Date, the lead independent director (the “Lead Director”) of the Board of Directors shall be an independent director chosen by the Board of Directors from among the Continuing SunTrust Directors. At the Chairman Succession Date, the Lead Director shall be an independent director chosen by the Board of Directors from among the BB&T Continuing Directors, and thereafter shall serve in that capacity subject to the normal rotation policy for Lead Director service as set forth in the corporation’s Corporate Governance Guidelines, as then in effect, but for not less than two years.

(e) The Chair of the Executive Committee of the Board of Directors shall be a member of the Board of Directors, chosen by the vote of the majority of the full Board of Directors.

(f) (i) The headquarters of the corporation shall be located in Charlotte, North Carolina; (ii) the hub for the corporation’s wholesale business shall be located in Atlanta, Georgia; (iii) the hub for the corporation’s consumer and community banking business shall be located in Winston-Salem, North Carolina; and (iv) the hub for the corporation’s technology and innovation operations shall be located in Charlotte, North Carolina.

(g) Any determination by the Board of Directors that is inconsistent with the content and intent of the provisions set forth in the last two sentences of Section 6.6(c) of the Merger Agreement (which section is attached hereto as Exhibit A for reference), as in effect immediately prior to the Effective Time, and the actions taken by the Board of Directors and the Compensation Committee of the Board of Directors on June 25, 2019 in furtherance thereof, shall require the affirmative vote of at least 75% of the full Board of Directors.

(h) In the event of any inconsistency between any provision of this Article III, Section 14 and any other provision of these bylaws or the corporation’s other constituent documents, the provisions of this Article III, Section 14 shall control. The provisions of Article III, Section 14(f)(i) and this second sentence of this Section 14(h) may be modified, amended or repealed, and any bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors and solely in connection with the entry into or consummation of a business combination transaction with another corporation (i) in which the corporation merges with and into such other corporation, (ii) which is a merger of equals or (iii) as a result of which the shareholders of the corporation prior to the effective time of the business combination hold less than 60% of the outstanding common stock of the surviving entity in such business combination. The provisions of Article III, Section 14(e), Section 14(g) and the first and third sentences of this Section 14(h) may be modified, amended or repealed, and any bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors. Until December 31, 2023, the provisions of Article III, Section 14(b)(iv) and this fourth sentence of this Section 14(h) may be modified, amended or repealed, and any bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors. Until the Expiration Date, the provisions of this Article III, Section 14 (other than Section 14(b)(iv), Section 14(e), Section 14(f)(i), Section 14(g) and the first four sentences of this Section 14(h), which are subject to the standards set forth in the preceding sentences) may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, only by an affirmative vote of at least 75% of the full Board of Directors.

ARTICLE IV

Meetings of Directors

1. Regular Meetings: A regular meeting of the Board of Directors shall be held on the same date, and at the same place, as the annual meeting of shareholders or at such other date, time and place as the Board of Directors shall determine. In addition, the Board of Directors may provide for the date, time and place for the holding of additional regular meetings, either within or without the State of North Carolina, without notice. When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day unless the Board shall designate some other day.

2. Special Meetings: Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer or the Secretary of the corporation, or at the request of three or more directors. Each member of the Board of Directors shall be given notice stating the date, time and place, by letter, electronic delivery or in person, of each special meeting not less than one day before the meeting. Such notice need not specify the purpose for which the meeting is called, unless required by the North Carolina Business Corporation Act, the articles of incorporation or the bylaws.

3. Waiver of Notice: A director may waive notice of any meeting before or after the date and time stated in the notice. The waiver must be in writing, signed by the director entitled to the notice, and filed with the minutes or corporate records. In addition, attendance at or participation by a director at a meeting shall constitute a waiver of notice of such meeting, unless the director at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not later vote for or assent to action taken at the meeting.

4. Quorum: Unless the articles of incorporation or bylaws provide otherwise, a majority of the number of directors prescribed by or pursuant to these bylaws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors or, if no number is so prescribed, a majority of directors in office immediately before the meeting shall constitute a quorum.

5. Adjournment: Any duly convened regular or special meeting may be adjourned by the directors to a later date or time without further notice.

6. Manner of Acting: Except as otherwise provided in the articles of incorporation or the bylaws, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

7. Presumption of Assent: A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless: (i) he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding the meeting or transacting business at the meeting; (ii) his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or (iii) he or she files written notice of his or her dissent or abstention with the presiding officer of the meeting before its adjournment or with the Secretary immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

8. Action without Meeting: Action required or permitted to be taken at a Board of Directors meeting may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents signed by each director before or after such action, describing the action taken, and included in the minutes or filed with the corporate records. A director’s consent to action taken without meeting may be in electronic form and delivered by electronic means.

9. Attendance by Electronic, Telephonic or Similar Means: Unless otherwise provided by the articles of incorporation, the bylaws or the Board, any or all directors may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

ARTICLE V

Officers

1. Title and Number: The officers of the corporation may consist of a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, a Chief Administrative Officer, a Secretary, a Treasurer, a Controller, and one or more Vice Chairs, Corporate Executive Vice Presidents and Senior Executive Vice Presidents, as the Board of Directors may from time to time elect. The Board of Directors may elect a person as a Vice Chair without regard to whether such person is a member of the Board. The Chief Executive Officer may also appoint other officers, including such Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as deemed appropriate. The Chief Executive Officer may delegate the authority to appoint officers to other officers of the corporation. Any two or more offices may be held by the same person, except that no individual may act in more than one capacity where action of two or more officers is required.

2. Election and Term: Except as provided in Section 1 above, the officers of the corporation shall be elected by the Board of Directors or by a duly designated committee of the Board. Each officer shall hold office until a successor is elected and qualified, or until his or her resignation, retirement, death, removal or disqualification.

3. Removal: The Board of Directors may remove or terminate any officer at any time with or without cause. In addition, any officer other than the Chief Executive Officer may be removed or terminated at any time with or without cause by a duly designated Board committee or by a superior officer. Removal, resignation or termination of an officer shall be without prejudice to the contract rights, if any, of the person so removed.

4. Compensation: The compensation of all officers of the corporation shall be fixed by the Board of Directors or by or under the direction of a duly designated committee of the Board or other officer or officers designated by the Board.

5. Chief Executive Officer: The Chief Executive Officer shall have full executive powers, shall be the principal executive officer of the corporation, shall have and exercise all powers, duties and authority incident to the office of Chief Executive Officer and shall, subject to the direction and control of the Board, supervise, direct and control the management of the corporation in accordance with these bylaws. The Chief Executive Officer may also serve as Chairman of the Board in accordance with Article III, Section 9.

6. Other Officers: Each officer other than the Chief Executive Officer shall have such title or titles, perform such duties and exercise such powers as may be incident to his or her office or prescribed by the Board or a duly designated committee of the Board or the Chief Executive Officer or his or her designee.

7. Bonds: The Board of Directors may by resolution require any or all officers, agents and employees of the corporation to give bond to the corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with such other conditions as may from time to time be required by the Board of Directors.

ARTICLE VI

Contracts, Loans and Deposits

1. Contracts: The Board of Directors may authorize such officers as it deems appropriate to enter into any contract or execute and deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances. In addition, unless the Board determines otherwise, each officer shall have such authority as may be incident to his or her particular office to enter into contracts and execute and deliver instruments on behalf of the corporation.

2. Loans: No loans shall be contracted on behalf of the corporation and no evidence of indebtedness on behalf of the corporation shall be issued in its name unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.

3. Checks and Drafts: All checks, drafts or other orders for the payment of money issued in the name of the corporation shall be signed by such officer or officers or agent or agents of the corporation and in such manner as shall from time to time be determined by the Board of Directors or the Chief Executive Officer.

4. Deposits: All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such depositories as may be selected by or under the authority of the Board of Directors.

ARTICLE VII

Certificates for Shares and Their Transfer

1. Certificates for Shares and Stock Transfer Records:

(a) The Board of Directors may authorize the issuance of some or all of the shares of the corporation’s classes or series without issuing certificates to represent such shares. If shares are represented by certificates, the certificates shall be in such form as required by applicable law and as determined by the Board of Directors. Certificates shall be signed, either manually or in facsimile, by: (i) the Chairman of the Board, the Chief Executive Officer, the President or a Senior Executive Vice President; and (ii) the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified and entered into the stock transfer records of the corporation. When shares are represented by certificates, the corporation shall issue and deliver to each shareholder to whom such shares have been issued or transferred, certificates representing the shares owned by such shareholder. When shares are not represented by certificates, then, within a reasonable time after the issuance or transfer of such shares, the corporation shall send the shareholder to whom such shares have been issued or transferred a written statement of the information required by applicable law. Unless otherwise provided by applicable law, the rights and obligations of shareholders are identical whether or not their shares are represented by certificates. The Board of Directors may designate a transfer agent who may countersign each certificate either manually or by use of a facsimile signature.

(b) The corporation shall keep, or cause one or more stock transfer agents to keep, the stock transfer records of the corporation, which shall reflect the name and address of each shareholder of record, the number and class or series of shares issued to each shareholder of record and the date of issue of each such share. The Board of Directors may designate a registrar to register each certificate that is issued either manually or by use of a facsimile signature.

2. Transfer of Shares: Transfers of shares shall be made and recorded on the stock transfer records of the corporation only: (i) by the record holder thereof or by his, her or its duly authorized agent, transferee or legal representative; and (ii) in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of shares shall be valid as against the corporation for any purpose until it shall have been made and recorded on the stock transfer records of the corporation by an entry showing from and to whom transferred.

3. Fixing Record Date: The Board of Directors may fix a future date as the record date for one or more voting groups in order to determine the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote or to take any other action. Such record date may not be more than 70 days before the meeting or action requiring a determination of shareholders. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, the close of business on the day before the date the first notice of the meeting is delivered to shareholders shall be the record date for such determination of shareholders. The Board of Directors may fix a date as the record date for determining shareholders entitled to a distribution or share dividend. If no record date is fixed by the Board of Directors for such determination, the record date shall be the date the Board of Directors authorizes the distribution or share dividend.

4. Lost, Stolen or Destroyed Certificates: The Board of Directors may authorize the issuance of a new share certificate in place of a certificate claimed to have been lost, stolen or destroyed, upon receipt of a written statement of such fact from the person claiming that the certificate has been lost, stolen or destroyed. When authorizing such issuance of a new certificate, the Board may require the claimant or his, her or its legal representative to give the corporation a bond in such sum and with such surety or other security as the Board may direct to indemnify the corporation against loss from any claim with respect to the certificate claimed to have been lost, stolen or destroyed; or the Board may, by resolution, authorize the issuance of the new certificate without requiring such a bond.

ARTICLE VIII

Indemnification of Officers and Directors

1. Right to Indemnification: Any person who at any time hereafter serves or heretofore has served: (i) as an officer or director of the corporation; (ii) at the request of the corporation as a director, officer, partner, or trustee (or in any position of similar authority, by whatever title known) of any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or (iii) as a trustee, fiduciary or administrator under any employee benefit plan, shall have a right to be indemnified by the corporation to the fullest extent permitted by law against:

(a) All liability and expenses, including without limitation, costs and expenses of litigation and reasonable attorney’s fees, actually and reasonable incurred by him or her in connection with or as a consequence of any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, and whether or not brought by or on behalf of the corporation or by or on behalf of any third party, outsider or any other person, seeking to hold him or her liable by reason of or arising out of his or her status or his or her activities in any of the foregoing capacities; and

(b) Liability incurred by him or her for any judgments, money decrees, fines, penalties or amounts paid in settlement in connection with or as a consequence of any claim, action, suit or proceeding described in (a) above;

provided, however, the corporation shall not indemnify or agree to indemnify any person against any liability or expenses he or she may incur on account of his or her activities which were at the time taken known or believed by him or her to be clearly in conflict with the best interests of the corporation.

2. Recovery of Expenses: Any person entitled to indemnification under this Article shall be entitled to recover from the corporation his or her reasonable costs, expenses and attorney’s fees incurred in connection with enforcing his or her right to indemnification.

3. Advancement of Expenses: Expenses incurred by a director or officer of the corporation or other person eligible for indemnification under Section 1 of this Article in defending a claim, action, suit or proceeding described above shall, at the request of such director, officer or other person, and subject to authorization as provided below, be paid by the corporation in advance of the final disposition of such claim, action, suit or proceeding upon receipt of a written undertaking by or on behalf of the director, officer or other person to repay such amounts unless it shall ultimately be determined that he or she is entitled to indemnification from the corporation under this Article or otherwise. The requirement of a written undertaking for a particular matter may be waived to the extent permitted by applicable law; provided, however, that notwithstanding the absence of such a written undertaking, acceptance of any such advancement of expenses under this section shall constitute an agreement by such director, officer or other person to repay the amounts advanced unless it shall ultimately be determined that he or she is entitled to indemnification from the corporation under this Article or otherwise. Authorization to advance expenses, and any decision to waive the requirement for a written undertaking to the extent permitted by applicable law, shall be made by the Board of Directors (excluding the director(s) seeking advancement of expenses) or by the Chief Legal Officer of the corporation or his or her designees (provided that neither the Chief Legal Officer nor any designee may authorize the advancement of expenses or waive the requirement for a written undertaking with respect to requests for advancement for himself or herself).

4. Reliance: Any person who at any time after the adoption of this Article serves or has served in any of the capacities described in Section 1 herein for or on behalf of the corporation shall be deemed to be doing so and to have done so in reliance upon, and as consideration for, the rights provided herein. Such rights shall inure to the benefit of the heirs and legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provisions of this Article.

5. Amendment: Any amendment, alteration, repeal or other change hereof limiting or restricting in any way the rights, fixed or contingent, granted hereunder shall operate prospectively only and shall not prejudice, defeat or impair any rights of any person existing at the time of such amendment, alteration, repeal or other change.

6. No Limitation on Other Rights to Indemnification: If this Article or any portion hereof shall be invalidated on any ground by any court or agency of competent jurisdiction, then the corporation shall nevertheless indemnify each person described in Section 1 herein to the full extent permitted by the portion of this Article that is not invalidated and also to the full extent permitted or required by other applicable law.

7. Nonexclusivity: The entitlements to advancement of expenses and/or indemnification provided for in this Article VIII are nonexclusive and are separate from any similar rights provided under any law, agreement or otherwise.

ARTICLE IX

General Provisions

1. Dividends: The Board of Directors may from time to time declare, and the corporation may pay, distributions and share dividends to its shareholders in the manner and upon the terms and conditions provided by applicable law and by the articles of incorporation or the bylaws.

2. Seal: The seal of the corporation shall be in any form approved from time to time or at any time by the Board of Directors.

3. Fiscal Year: Unless otherwise ordered by the Board of Directors, the fiscal year of the corporation shall be from January 1 to December 31.

4. Amendments: Except as otherwise provided herein, these bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the directors then holding office at any regular or special meeting of the Board of Directors, provided ten days’ notice of the proposed amendment has been given to each member of the Board of Directors.

The Board of Directors shall have no power to adopt a bylaw: (i) requiring more than a majority of the voting shares for a quorum at a regular meeting of the shareholders or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law; (ii) providing for the management of the corporation otherwise than by the Board of Directors or its Executive Committee; (iii) increasing or decreasing the number of directors; or, (iv) that is inconsistent with the requirements of the laws of the State of North Carolina and of the Articles of Incorporation.

No bylaw adopted or amended by the shareholders shall be altered or repealed by the Board of Directors. Shareholder approval shall be required to amend, alter, change or repeal Article III, Sections 2, 4 and 5 and this Section 4 of Article IX of these bylaws.

5. North Carolina Shareholder Protection Act Inapplicable: The provisions of Article 9 of Chapter 55 of the General Statutes of North Carolina, known as “The North Carolina Shareholder Protection Act,” shall not be applicable to the corporation.

6. Definitions: Unless the context otherwise requires, terms used in these bylaws shall have the meanings assigned to them in the North Carolina Business Corporation Act to the extent defined therein. In addition, without limiting the effect of the foregoing, the term “applicable law” used in these bylaws shall refer to any applicable laws, rules or regulations, including but not limited to the North Carolina Business Corporation Act, applicable federal securities laws, rules and regulations and the rules and regulations of any applicable stock exchange.

7. Voting of Shares of Other Corporations: Except as otherwise directed by the Board of Directors or required by applicable law, shares of other corporations and associations held by the corporation shall be voted in the manner directed by the Chief Executive Officer, the President, the Chief Operating Officer or any Senior Executive Vice President of the corporation. All such officers are authorized on behalf of the corporation to vote shares of other corporations and associations by proxy and to execute other instruments in connection therewith.

Exhibit A

Section 6.6(c) of the Merger Agreement

(c) The Surviving Entity agrees to honor in accordance with their terms all BB&T Benefit Plans and SunTrust Benefit Plans. In addition, prior to the Effective Time, BB&T may take such action as it deems necessary, including amending the BB&T Corporation Pension Plan and/or the BB&T Non-Qualified Defined Benefit Plan, so that (i) each participant in the BB&T Corporation Pension Plan and BB&T Non-Qualified Defined Benefit Plan immediately prior to the Effective Time shall be entitled to continued benefit accrual on a basis no less favorable than in effect immediately prior to the Effective Time (including as to any rights or features) for so long as such participant continues as an employee of the Surviving Entity or its Subsidiaries (or their respective successors or assigns) and (ii) following the Effective Time, the BB&T Corporation Pension Plan and BB&T Non-Qualified Defined Benefit Plan may not be terminated or amended so as to adversely impact any such participant or the benefit of any such participant, including any future benefit accruals or the vesting or entitlement to such future benefit accruals (including any rights or features of such accruals). Without limiting the foregoing and for purposes of clarity, any amendment to provide a lump sum cash out of a participant’s accrued pension benefit shall be deemed to adversely impact the participant for purposes of the foregoing clause (ii).